Exhibit 10.19

Adamas Pharmaceuticals, Inc.

Executive Severance Plan

1. Purpose and Eligibility. This Executive Severance Plan (the “Plan”) is intended to provide severance benefits to employees of Adamas Pharmaceuticals, Inc. (the “Company”) who hold the title of Vice President or above.  This Plan is effective for terminations occurring on and after the effective date of the Company’s Initial Public Offering.

2. Severance Benefits (Not in Connection with a Change in Control).  In the event of a Qualifying Termination, a Participant will be eligible for severance benefits consisting of (a) a cash severance payment, and (b) continuation of health benefits for certain periods, as follows:

(a) Cash Severance: The cash severance payment shall be calculated as a multiple of the Participant’s monthly base salary as in effect immediately before termination of employment, and shall be paid in the form of salary continuation.

• For a Participant who holds the title of Chief Executive Officer (or who held such title within 90 days before termination), the multiple shall be 12; and

• For a Participant who holds the title of Vice President or above (or who held such title within 90 days before termination), the multiple shall be the lesser of (i) nine, and (ii) one-half of the number of full months of service the Participant completed prior to termination.

(b)  Health Benefits: The health benefits shall consist of the payment or reimbursement of premiums for continued medical coverage (“COBRA”) for a Participant and his or her eligible dependents for the period during which salary continuation payments are provided in subsection (a) above, or until the Participant and his or her dependents are eligible for other employer-provided medical coverage, if earlier.  The amount of payment or reimbursement shall equal the amount, if any, by which such premiums exceed the amount payable by active employees in the same plan. The Participant must timely enroll for COBRA coverage and must otherwise remain eligible for such coverage under the medical plan(s) then-offered by the Company.

3.  Severance Benefits in Connection with a Change in Control. In the event of a CIC Termination, a Participant will be eligible for severance benefits consisting of (a) a cash severance payment, (b) a pro-rata annual bonus payment, (c) full acceleration of all equity awards outstanding at the time of the CIC, with up to one year after termination to exercise stock options, and (d) continuation of health benefits for certain periods, as follow:

(a) Cash Severance: The cash severance payment, payable in the form of a lump sum, shall be calculated as a multiple of the sum of (i) the Participant’s annual base salary as in effect immediately before termination of employment plus (ii) the Participant’s annual target bonus.

• For a Participant who holds the title of Chief Executive Officer (or who held such title within 90 days before termination), the multiple shall be 1.5; and

• For a Participant who holds the title of Vice President or above (or who held such title within 90 days before termination), the multiple shall be one.

(b) Pro-Rata Annual Bonus: The pro-rata annual bonus payment shall be calculated as a pro-rata portion of the current fiscal year annual (short-term) bonus based on the number of full months worked in the fiscal year in which the CIC Termination occurs through the date of the CIC Termination, and assuming performance at target for all metrics.

(c)  Equity Awards.  All time-based equity awards outstanding at the time of a CIC of the Company shall receive full acceleration on vesting and full release of any restrictions, effective following expiration of the revocation period applicable to the Release of Claims, so long as no revocation occurred during that period (the “Release Effective Date”).  All performance-based equity awards shall also be fully vested, with performance metrics determined assuming the higher of actual or target-level achievement on all performance metrics, with such accelerated vesting to occur as of the Release Effective Date.

(d) Health Benefits: Health benefits shall consist of the payment or reimbursement of premiums for COBRA coverage for a Participant and his or her eligible dependents for a period of 18 months in the case of the CEO, and 12 months for all other Participants, or such earlier time as the Participant is eligible for other employer-provided medical coverage.  The amount of payment or reimbursement shall equal the amount, if any, by which such premiums exceed the amount payable by active employees in the same plan.  The Participant must timely enroll for such COBRA coverage and otherwise remain eligible under the medical plan(s) then-offered by the Company.

4. Release Required; Form and Time of Payment. The receipt of any severance or other benefits under this Plan will be subject to the Participant signing and not revoking a Release of Claims, in a form acceptable to the Company.  For this purpose, the Release of Claims must be signed by the Participant and returned to the Company no later than 60 days after the date of the Participant’s termination of employment.  No severance or other benefits will be paid or provided until the Release of Claims becomes effective and non-revocable.  In the case of salary continuation payments to be made pursuant to Section 3(a), all payments that otherwise would have been made prior to the Release Effective Date shall be made in the next administratively practicable payroll period following the Release Effective Date.  In the case of the lump sum cash payment to be made pursuant to Section 3(b), such lump sum shall be paid in the next available payroll cycle, but in no event later than 20 days after the Release Effective Date.

All payments under this Plan shall be subject to, and made net of, applicable deductions and withholdings. Any payments under this Plan shall be reduced by any severance benefit payable to the Participant under any other Company plan, program or agreement.

All payments are subject to the Participant’s continuing compliance with the Company’s form of agreement regarding the protection of confidential information and proprietary developments (as reflected in the Release of Claims), and to the Company’s policies on recoupment, as in effect from time to time.

5. Compliance with Section 409A.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be, to the maximum extent possible, excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts. For purposes of Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation.

Any reimbursements or in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If payment of any amount of nonqualified deferred compensation is triggered by a separation from service that occurs while the Participant is a “specified employee” (as such terms are defined in Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

If the maximum period within which the Participant must sign and not revoke the Release of Claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on such Release of Claims shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.

Notwithstanding the foregoing, the Company does not make any guarantees or other assurances of any kind with respect to the tax consequences or treatment of any amounts paid or payable to him under this Plan.

6. Effect on Other Benefits/At-Will Status. Payments under this Plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement of the Company or its affiliates. All other compensation and benefit plans and programs shall be governed by the applicable Company plan or agreement. This Plan does not create an employment relationship for any fixed term.

7. Administration of Plan; Amendment and Termination. The Committee may take such action as is necessary to implement and administer this Plan consistent with the intent of the Board. The Plan may be amended or terminated at any time by the Committee or the Board, in their discretion.

8. Definitions.  For purposes of this Plan, the following terms have the following meanings:

(a)  Cause.  (i) The Participant’s commission of or indictment for a felony, or for a misdemeanor involving fraud or moral turpitude; (ii) an act by the Participant which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (iii) the continued failure of the Participant to perform the essential duties and responsibilities of his or her position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance.

(b)  CIC or Change in Control.  A Change in Control of the Company shall have the same meaning for purposes of this Plan as defined in the Company’s 2014 Equity Incentive Plan.

(c) CIC Termination.  The voluntarily termination by a Participant for Good Reason, or the involuntarily termination of a Participant other than for Cause, upon or within 12 months after a Change in Control of the Company

(d)  Good Reason.  Without the Participant’s consent, (i) a decrease in a Participant’s base salary or target bonus by more than 10%, (ii) a material decrease in a Participant’s duties or responsibilities (but excluding a change in title or reporting relationship), (iii) a relocation of the

Participant’s primary work location by more than 50 miles, or (iv) the Company’s failure to obtain an agreement from a successor to continue this Severance Plan.  In the case of items (ii) and (iii), the Participant must provide the Company (or its successor) with notice within 30 days of the triggering event, and the Company (or its successor) shall have 30 days thereafter to remedy the defect.

(e)  Qualifying Termination.  The involuntary termination of a Participant, not for Cause.